Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-201984 and 333-201984-09

July 18, 2016

FREE WRITING PROSPECTUS DATED JULY 18, 2016

(To the Prospectus dated July 13, 2016, as supplemented by

the Preliminary Prospectus Supplement dated July 18, 2016)

Teva Pharmaceutical Finance Netherlands III B.V.
$1,500,000,000 1.400% Senior Notes due 2018
$2,000,000,000 1.700% Senior Notes due 2019
$3,000,000,000 2.200% Senior Notes due 2021
$3,000,000,000 2.800% Senior Notes due 2023
$3,500,000,000 3.150% Senior Notes due 2026
$2,000,000,000 4.100% Senior Notes due 2046

Payment of principal and interest unconditionally guaranteed by

Teva Pharmaceutical Industries Limited

Issuer:	Teva Pharmaceutical Finance Netherlands III B.V. (“Teva Finance”)

Guarantor:	Teva Pharmaceutical Industries Limited (“Teva”)

Issue Ratings:*	Baa2 / BBB (Moody’s / S&P)

Trade Date:	July 18, 2016

Settlement Date (T+3):	July 21, 2016

Joint Book-Running Managers:

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Mizuho Securities USA Inc.

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

Bank of China Limited London Branch

BBVA Securities Inc.

Commerz Markets LLC

Lloyds Securities Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Offering:	$1,500,000,000 1.400% Senior Notes due 2018	$2,000,000,000 1.700% Senior Notes due 2019	$3,000,000,000 2.200% Senior Notes due 2021	$3,000,000,000 2.800% Senior Notes due 2023	$3,500,000,000 3.150% Senior Notes due 2026	$2,000,000,000 4.100% Senior Notes due 2046

Principal Amount:	$1,500,000,000	$2,000,000,000	$3,000,000,000	$3,000,000,000	$3,500,000,000	$2,000,000,000

Maturity Date:	July 20, 2018	July 19, 2019	July 21, 2021	July 21, 2023	October 1, 2026	October 1, 2046

Coupon (Interest Rate):	1.400%	1.700%	2.200%	2.800%	3.150%	4.100%

Interest Payment Dates:	January 20 and July 20 of each year, beginning January 20, 2017, and at maturity	January 19 and July 19 of each year, beginning January 19, 2017, and at maturity	January 21 and July 21 of each year, beginning January 21, 2017, and at maturity	January 21 and July 21 of each year, beginning January 21, 2017, and at maturity	April 1 and October 1 of each year, beginning April 1, 2017, and at maturity	April 1 and October 1 of each year, beginning April 1, 2017, and at maturity

Public Offering Price:**	99.914% of principal amount	99.991% of principal amount	99.835% of principal amount	99.666% of principal amount	99.734% of principal amount	99.167% of principal amount

Yield to Maturity:	1.444%	1.703%	2.235%	2.853%	3.180%	4.148%

Benchmark Treasury:	0.625% due June 30, 2018	0.750% due July 15, 2019	1.125% due June 30, 2021	1.375% due June 30, 2023	1.625% due May 15, 2026	2.500% due February 15, 2046

Spread to Benchmark Treasury:	+ 75 basis points	+ 85 basis points	+ 110 basis points	+ 145 basis points	+ 160 basis points	+ 185 basis points

Benchmark Treasury Price & Yield:	99-27 3⁄4 / 0.694%	99-22 1⁄4 / 0.853%	99 30+ / 1.135%	99-26 / 1.403%	100-13 / 1.580%	104-10 / 2.298%

Optional Redemption:	T + 12.5 basis points	T + 15 basis points	T + 20 basis points	T + 25 basis points	T + 25 basis points	T + 30 basis points

CUSIP/ISIN:	88167A AA9 / US88167AAA97	88167A AB7 / US88167AAB70	88167A AC5 / US88167AAC53	88167A AD3 / US88167AAD37	88167A AE1 / US88167AAE10	88167A AF8 / US88167AAF84

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. See “Risk Factors—Risks Related to the Actavis Generics Acquisition—Teva expects its credit ratings to be downgraded as a result of the Actavis Generics acquisition” in the Preliminary Prospectus Supplement.

**	In each case, plus accrued interest from July 21, 2016, if settlement occurs after that date.

Special Mandatory Redemption

If the closing of the Actavis Generics (as defined below) acquisition does not occur on or prior to October 26, 2016, or if the transaction agreement, as amended, related to the Actavis Generics acquisition is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption at a redemption price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, from the date of initial issuance of the notes up to, but not including, the special redemption date. “Actavis Generics” means the worldwide generic pharmaceuticals business of Allergan plc and certain other assets.

Teva and Teva Finance (Teva Finance, the “issuer”) have filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents Teva and the issuer have filed with the SEC for more complete information about Teva and the issuer and this offering. All references to the floating rate notes in the preliminary prospectus supplement are deleted. The issuer is only issuing fixed rate notes.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Teva, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 at 1 (888) 603-5847 and barclaysprospectus@broadridge.com; BNP Paribas Securities Corp., Attn: Syndicate Desk, 787 Seventh Avenue, New York, NY 10019, at 1 (800) 854-5674; Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010 at 1 (800) 221-1037 and newyork.prospectus@credit-suisse.com; HSBC Securities (USA) Inc., Attn: Transaction Management Group, 452 Fifth Avenue, New York, NY 10018 at 1 (866) 811-8049; Merrill Lynch, Pierce Fenner & Smith Incorporated, NC1-004-03-43, Attn: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte, NC 28255 at dg.prospectus_requests@baml.com; or Mizuho Securities USA Inc., Attn: Debt Capital Markets, 320 Park Avenue, 12th Floor, New York, NY 10022 at 1 (866) 271-7403.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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